UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1−K

ANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2024

StartEngine Collectibles Fund I LLC
(Exact name of issuer as specified in its charter)

Delaware	86-1349881
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4100 West Alameda Avenue, Suite 300 Burbank, California 91505
(Full mailing address of principal executive offices)

1-800-317-2200
(Issuer’s telephone number, including area code)

Series Wine #2020PAVIE, Series Wine #2020CHBL, Series Wine #2020AUSO, Series Wine #2020ANGE, Series Wine #2020CERT, Series Wine  #2005LPIN, Series Wine #2015HBRI, Series Wine #2016CHAM, Series Wine #2016BONMA, Series Wine #2016MUSIG, Series Wine #2009PETRUS, Series Wine #2010PETRUS, Series Art #WARHOLMARILYN, Series Sports #JORDANROOKIE, Series Sports #JAMESREFRACTOR, Series Comics #BATMAN, Series Wine #2012CRISTAL, Series Wine #2008DOMP, Series Wine #2012DOMP, Series Wine #2006DOMP, Series Art #BANKSYLAUGH, Series Watch #ROLEX 6265, Series Watch #PEPSI, Series Wine #CORTONCHARLEMAGNE2015, Series Wine #BORDEAUXCOLLECTION

(Title of each class of securities issued pursuant to Regulation A)

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

THE INFORMATION CONTAINED IN THIS REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY.  THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT.  WHEN USED IN THIS REPORT, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS.  INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.  THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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In this Annual Report, “we,” “us,” “our” or “our company”, shall refer to the StartEngine Collectibles LLC. All of the series of our company may collectively be referred to in this Annual Report as the “series” and each, individually, as a “series.”  The membership interests of all series described above may collectively be referred to in this Annual Report as the “shares” and each, individually, as a “share”. StartEngine Assets LLC (“StartEngine Assets”) will serve as the Administrative Manager and Asset Manager to each series of our company, and unless context requires otherwise will be referred to as our “Manager”.

ITEM 1. BUSINESS

Overview

StartEngine Collectibles Fund I LLC is a series limited liability company formed on October 14, 2020, pursuant to Section 18-215 of the Delaware Limited Liability Company Act, or the LLC Act. StartEngine Collectibles Fund I LLC, was a company formed to invest in alternative assets and to sell securities related to those underlying assets to investors. The company sold assets between 2021 and 2023 under Regulation A. The company still has existing series but is no longer purchasing new assets or selling securities in any of its series. Each of our series with shares outstanding are described below under “The Underlying Assets”.

Structure

StartEngine Collectibles Fund I LLC is a series limited liability company. As a series limited liability company, title to our underlying assets will be held by, or for the benefit of, the applicable series of interests. We intend that each series of interests will own its own underlying assets, which will be works of art or other collectibles. A new series of interests will be issued for future art or collectibles or other alternative assets to be acquired by us.

Section 18-215(b) of the LLC Act provides that, if certain conditions are met (including that certain provisions are in the formation and governing documents of the series limited liability company, and if the records maintained for any such series account for the assets associated with such series separately from the assets of the limited liability company, or any other series), then the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable only against the assets of such series and not against the assets of the limited liability company generally or any other series. As such, the assets of a series include only the assets associated with that series and other related assets (e.g., cash reserves).

The Underlying Assets

The discussions contained in this report relating to the underlying wine assets of our series, the wineries, and their related industries are taken from third-party sources that we believe to be reliable, and we believe that the information from such sources contained herein is reasonable, and that the factual information is fair and accurate. The discussions contained in this report relating to the underlying collectible assets of our series were provided by the asset sellers (including grading systems) and the information on their related industries are taken from third-party sources, for those sources we believe them to be reliable, and we believe that the information from such sources contained herein is reasonable, and that the factual information is fair and accurate.

Underlying Assets

As of the date of the report, the following chart details the information on the series, all of which have been closed.

For all our series, StartEngine Assets LLC is both the Asset Manager and the Administrative Manager. With respect to the summary of distribution and liquidation rights, please note that the summary of terms qualified by reference to the operating agreement and capitalized terms used in this summary that are not defined shall have the meanings ascribed thereto in the operating agreement.

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Series Name	Asset Description	Closing Date	Timing of Distributions	Distribution/ Liquidation Rights	Number of Membership Interests
Series Wine #2020PAVIE	60 bottles of Chateau Pavie 2020 Saint Emilion, 1er Grand Cru Classé 'A'. Château Pavie is a winery in Saint-Émilion in the Bordeaux region of France. It lies on the plateau to the southeast of Saint Emilion village. In 2012, it was classified in the first rank of the Classification of Saint-Émilion wine, as a Premier Grand Cru Classé (A), after having previously been a Premier Grand Cru Classé (B) since 1954.	11/10/21	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(2)	2,299
Series Wine #2020CHBL	18 bottles of Chateau Cheval Blanc 2020 Saint Emilion 1er Grand Cru Classé 'A'. Château Cheval Blanc (French for “White Horse Castle”), is a wine producer in Saint-Émilion in the Bordeaux wine region of France.	11/10/21	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(2)	1,158
Series Wine #2020AUSO	36 bottles of Chateau Ausone 2020 Saint Emilion 1er Grand Cru Classé 'A'.
	Château Ausone is one of the prestigious few Saint-Émilion producers with Premier Grand Cru Classé A status. It is relatively small compared to other top rated Bordeaux châteaux, and its 7-hectare (17-acre) vineyard is planted almost entirely to Cabernet Franc and Merlot. The estate is named for the 4th Century Roman poet Decimius Magnus Ausonius, who owned extensive property in Bordeaux, including some vineyards. The modern château and property date back to the 18th Century. Ausone's vineyard is on an elevated southeast-facing slope that is uncommonly steep for the region. Sheltered to the north and the west, the vineyard was spared from the devastating effects of the 1956 frosts that destroyed vines and vintages in many other parts of Bordeaux.	11/10/21	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(2)	2,931
Series Wine #2020ANGE	36 bottles of Chateau Angelus Saint Emilion, 1er Grand Cru, Classé 'A'. Château Angélus is a Premier Grand Cru Classé A estate on south-facing slopes in Saint-Émilion, on the right bank of the Gironde in Bordeaux. The château was so named because of the presence of church bells that could be heard chiming from the original plots of vineyards, amplified by the natural amphitheater the hill of Saint-Émilion creates.	11/10/21	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(2)	1,527

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Series Name	Asset Description	Closing Date	Timing of Distributions	Distribution/ Liquidation Rights	Number of Membership Interests
Series Wine #2020CERT	30 bottles of Vieux Chateau Certan 2020 Pomerol. The wine is a Bordeaux wine from the appellation Pomerol. The winery is located on the Right Bank of the Bordeaux wine region, in the commune of Pomerol in the department Gironde. As all wine produced in this appellation, Vieux Château Certan is unclassified, but the estate is long recognized as among the great growths of the region, and by some reckoned comparable to neighboring estate Château Pétrus.	11/10/21	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(2)	1,150
Series Wine #2005LPIN	12 Bottles of Le Pin, Pomerol 2005. Le Pin (so small it isn’t even a Chateaux) has one of the most miniscule productions in all of wine, let alone Bordeaux. At the time of purchase, only 400-600 cases are made each year of this highly scoring wine (rated a 97/100 by Jeff Leve from The Wine Cellar Insider and 95/100 by Robert Parker of the Wine Advocate) this plush and decadent Merlot based wine from Pomerol, Bordeaux.	6/23/23	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(1)	5,853
Series Wine #2015HBRI	60 bottles of Chateau Haut-Brion Premier Cru Classe, Pessac-Leognan 2015. Chateau Haut Brion is one of the legendary first growths in Bordeaux and considered the most distinct, due to its illustrious history, distinct flavor profile and unusual bottle shape. 2015 is considered to be an exceptionally good vintage.	9/30/22	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(1)	4,138
Series Wine #2016CHAM	1 bottle Domaine Georges Roumier, Chambolle-Musigny Premier Cru, Les Amoureuses. Domaine Georges Roumier is a historic, family run estate located in the small village of Chambolle in Burgundy. The name is synonymous with tradition and quality, and their wines are cult classics in the world of wine. Roumier only makes about 100-150 cases of the Amoureuses each year. 2016 is considered an exceptional Burgundy vintage.	4/21/22	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(1)	516

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Series Name	Asset Description	Closing Date	Timing of Distributions	Distribution/ Liquidation Rights	Number of Membership Interests
Series Wine #2016BONMA	12 bottles of Domaine Georges Roumier, Bonnes Mares Grand Cru 2016. Domaine Georges Roumier is a historic, family run estate located in the small village of Chambolle in Burgundy. The name is synonymous with tradition and quality, and their wines are cult classics in the world of wine. They make wine from small plots around Chambolle, with the Grand Cru Bonnes Mares vineyard considered one of the very best.	9/30/22	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(1)	2,897
Series Wine #2016MUSIG	1 bottle of Domaine Georges Roumier, Musigny Grand Cru 2016. Georges Roumier is a historic, family run estate located in the small village of Chambolle in Burgundy. The name is synonymous with tradition and quality, and their wines are cult classics in the world of wine. At the time of purchase, there are only 350 bottles made of Roumier Musigny each year and it hardly ever comes to the open market. The wine trades as one of the most expensive in any category and over any vintage.	9/30/22	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(1)	2,123
Series Wine #2009PETRUS	Chateau Petrus 2009 (12 bottles). Chateau Petrus is small estate in the hamlet of Pomerol, Bordeaux. Petrus is consistently one of the most expensive wines sold in Bordeaux with only 2-4,000 cases made each year dependent on the quality of the growing season.	12/5/22	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(1)	5,936
Series Wine #2010PETRUS	12 bottles of Chateau Petrus 2010. Chateau Petrus is small estate in the hamlet of Pomerol, Bordeaux. Petrus is consistently one of the most expensive wine sold in Bordeaux with only 2-4,000 cases made each year dependent on the quality of the growing season.	8/5/22	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(1)	5,953
Series Art #WARHOLMARILYN	Andy Warhol, Marilyn, 1967, screen-print in colors, 36 x 36 inches, edition of 250.
	Andy Warhol’s Marilyn Monroe is one of the most recognizable images in art history. Warhol created his first paintings depicting the famous star just after her tragic death in 1962. In 1967, Warhol created his first Marilyn screen-prints in what is now his signature squared portrait style. This specific colorway, affectionately called the “Black Marilyn” is considered by most to be the most valuable of the ten different colorway screen prints Warhol made for the portfolio. Limited to only 250 in the edition (there were also 26 artists proofs) has made this work incredibly rare and sought after, and as a result, commands increased attention when offered in the marketplace.	7/8/22	We anticipate holding our Art assets for a minimum of one year and a maximum of twenty years. We intend to pay distributions to the extent we sell the asset.	(1)	30,240
Series Sports #JORDANROOKIE	Michael Jordan, Fleer #57, 1986 (Rookie Card), PSA 10.
	Few sports trading cards are as famous as the 1986 Fleer Michael Jordan Rookie Card. The portrayal of Jordan, suspended in midair, his expectant dunk just moments away has permeated society and pop culture. Condition is crucial for the Jordan Rookie Card due to border prone to chipping and low-quality cardstock. This card is graded a PSA 10, the highest possible score, asserting that it is in Gem Mint condition. There are only 319 cards known to be in this condition and as a result it is often used as a barometer for the entire sports card market.	9/30/22	We anticipate holding our Sports assets for a minimum of one year and a maximum of twenty years. We intend to pay distributions to the extent we sell the asset.	(1)	43,200

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Series Name	Asset Description	Closing Date	Timing of Distributions	Distribution/ Liquidation Rights	Number of Membership Interests
Series Sports #JAMESREFRACTOR	LeBron James, Topps Chrome Refractors #111, 2003-04 (Rookie Card), BGS 10. Topps Chrome is possibly the most important series in the history of modern basketball cards. Started in the 1996-97 season and lasting until the 2009-10 season Topps Chrome is possibly one of the most important products in the history of modern basketball. One of the most widely sought-after rookie cards of all time comes from the 2003-04 season, #111 the LeBron James rookie card. This card is a BGS 10 which denotes the card is in pristine condition, of which there are only 38 known in existence.	6/2/22	We anticipate holding our Sports assets for a minimum of one year and a maximum of twenty years. We intend to pay distributions to the extent we sell the asset.	(1)	14,688
Series Comics #BATMAN	Series Comics #BATMAN intends to purchase Batman #1, DC, 1940, CGC 2.0. Few comic book characters have permeated contemporary culture like Batman. Before becoming a staple of society via films, various media and merchandise, Batman appeared in Detective Comics #27 in 1939. It took a year for the character to merit its own comic books series. This example is the Batman #1 is iconic for its portrayal of the Dark Night and his side kick, as well as the first appearance of their archnemesis Joker. Only 280 copies of the book have been submitted to CGC for grading. This example has been graded at 2.0 by CGC making it incredibly desirable.	6/28/23	We anticipate holding our comic assets for a minimum of 1 month and a maximum of 20 years. We intend to pay distributions to the extent we sell the asset. Otherwise, liquidity for investors would be obtained by transferring their interests in a series.	(1)	28,800
Series Wine #2012CRISTAL	Cristal 2012 (36 bottles)
	Antonio Galloni, from Vinous gave the 2012 Cristal 98 points. Today, Cristal is made with 60% Pinot Noir and 40% Chardonnay. It is made only in the very best vintages. Champagne is a sparkling wine produced in the Champagne region of France, located two hours east of Paris. Specific and rigorous rules mandate that all trademarked Champagne sold must come from approved vineyards within the boundaries of the region, be made from specific grapes (Pinot Noir, Chardonnay and Pinot Meunier primarily), and be vinified in the classic double fermentation method with the second fermentation taking place inside the actual bottle. Though relatively small in size, Champagne hosts every type of producer from the large multinational luxury house to the small family run grape grower.	11/30/22	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(1)	2,390
Series Wine #2008DOMP	Dom Perignon 2008 (60 bottles)
	Critics Jeb Dunnuck, James Suckling and Antonio Galloni of Vinous media all awarded ‘08 Dom Perignon with a 98 point score. Champagne is a sparkling wine produced in the Champagne region of France, located two hours east of Paris. Specific and rigorous rules mandate that all trademarked Champagne sold must come from approved vineyards within the boundaries of the region, be made from specific grapes (Pinot Noir, Chardonnay and Pinot Meunier primarily), and be vinified in the classic double fermentation method with the second fermentation taking place inside the actual bottle. Though relatively small in size, Champagne hosts every type of producer from the large multinational luxury house to the small family run grape grower.	11/30/22	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(1)	1,904

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Series Name	Asset Description	Closing Date	Timing of Distributions	Distribution/ Liquidation Rights	Number of Membership Interests
Series Wine #2012DOMP	Dom Perignon 2012 (60 bottles)

	Antonio Galloni, from Vinous awarded the 2012 DP a 97 -point review. Champagne is a sparkling wine produced in the Champagne region of France, located two hours east of Paris. Specific and rigorous rules mandate that all trademarked Champagne sold must come from approved vineyards within the boundaries of the region, be made from specific grapes (Pinot Noir, Chardonnay and Pinot Meunier primarily), and be vinified in the classic double fermentation method with the second fermentation taking place inside the actual bottle. Though relatively small in size, Champagne hosts every type of producer from the large multinational luxury house to the small family run grape grower.	11/30/22	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(1)	7,360
Series Wine #2006DOMP	Dom Perignon 2006 (60 bottles) Critic James Suckling, from James Suckling, gave the 2006 a 97 point review.
	Champagne is a sparkling wine produced in the Champagne region of France, located two hours east of Paris. Specific and rigorous rules mandate that all trademarked Champagne sold must come from approved vineyards within the boundaries of the region, be made from specific grapes (Pinot Noir, Chardonnay and Pinot Meunier primarily), and be vinified in the classic double fermentation method with the second fermentation taking place inside the actual bottle. Though relatively small in size, Champagne hosts every type of producer from the large multinational luxury house to the small family run grape grower.	11/30/22	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(1)	8,115
Series Art #BANKSYLAUGH	Banksy, Laugh Now, 2003, Screen-print in colors on wove paper, 27.6 x 19.7 inches, Edition 50 of 150	11/30/22	We anticipate holding our Art assets for a minimum of one year and a maximum of twenty years. We intend to pay distributions to the extent we sell the asset.	(1)	19,425
Series Watch #ROLEX 6265	Rolex 6265/0 3972587 silver sigma dial - box and original warranty paper. ca 1975	11/30/22	We anticipate holding our Watch assets for a minimum of 1 month and a maximum of 20 years. We intend to pay distributions to the extent we sell the asset. Otherwise, liquidity for investors would be obtained by transferring their interests in a series.	(1)	10,500

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Series Name	Asset Description	Closing Date	Timing of Distributions	Distribution/ Liquidation Rights	Number of Membership Interests
Series Watch #PEPSI	Rolex 16750 R414844, GMT, Pepsi, Steel ca 1987.	11/30/22	We anticipate holding our Watch assets for a minimum of 1 month and a maximum of 20 years. We intend to pay distributions to the extent we sell the asset. Otherwise, liquidity for investors would be obtained by transferring their interests in a series.	(1)	8,400
Series Wine #CORTON CHARLEMAGNE 2015	3 bottles of the Coche Dury; Corton Charlemagne 2015. Corton Charlemagne is one of 33 grand cru appellations in Burgundy and measures a total of 57.7 hectare all of which is dedicated to Chardonnay. The vineyard was gifted to the religious community of the region by Emperor Charlemagne in 775 and remained in their continuous ownership for over 1000 years until the French revolution. Other makers of Corton Charlemagne include Domaine Domaine de la Romanee-Conti. Coche Dury makes their version of the “Corton Charlie” from .88 owned hectares which produced 1800 bottles in the ’15 vintage.	6/23/23	We anticipate holding our wine assets for a minimum of one year, and a maximum of six years. We intend to pay distributions to the extent we sell some or all of our assets.	(1)	4,320
Series Wine #BORDEAUXCOLLECTION	495 bottles of wine from the region of Bordeaux. The wines listed below cover a range of Bordeaux styles. The wines come from coveted micro cuvees on the Right Bank to top classified growths from the Left Bank. At the time of purchase, all of the wines were from the recent highly rated vintages of 2017, 2018 and 2019 and each wine represented earned a score of 90 and above from various wine critics.
 2019 Le Pin (1 bottle)
2019 Cheval Blanc (6 bottles)
2019 Lascombes (24 bottles)
2019 Petit Mouton (6 bottles)
2019 Canon la Gaffeliere (60 bottles)
2018 Ausone (6 bottles)
2018 Valandraud (12 bottles)
2019 Mondotte (9 bottles)
2018 Villemaurine (60 bottles)
2018 Desmirail (108 bottles)
2018 Le Coeur (24 bottles)
2018 Dassault (80 bottles)
2018 Pedesclaux (48 bottles)
2017 Cheval Blanc (6 bottles)
2017 Le Carillon de l'Angelus (24 bottles)
	2017 VCC (21 bottles)	6/28/23		(1)	5,880

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(1) Distribution / Liquidation Rights

Distribution Rights

To the extent there is “Free Cash Flow” for the series, our Managing Member intends to declare and pay distributions as follows:

●	80% to the shareholders of the series in accordance with their percentage interest; and

●	20% as the “Service Fee” to the Managers.

Distributions will be paid out of the available “Free Cash Flow” of a series, which consists of the net income (as determined under GAAP) generated by such series (before accounting for the Service Fee) plus any change in net working capital and depreciation and amortization (and any other non-cash operating expenses and/or and amounts that were previously retained as cash reserves that, during such period, the Managing Member determines are no longer needed by our company) and less any capital expenditures related to the underlying assets related to such series.

Liquidation Rights

In connection with the liquidation of a series, whether as a result of the dissolution of our company or the termination of such series, all property and Free Cash Flows in excess of that required to discharge liabilities that are contingent, conditional or unmatured, shall be distributed as follows:

●	First, to the holders of the shares of the series on an equal per share basis until they have received their capital contribution;

●	Second, 20% to Managers of the series and 80% to the holders of shares of the series on an equal per share basis.

(2) Distribution / Liquidation Rights

Distribution Rights

To the extent there is Free Cash Flow for the series, our Managing Member intends to declare and pay distributions to the shareholders of the series equal to:

●	First, to the holders of the shares of the series an amount equal to a return on their investment equal to an annual rate of 4% (the “Preferred Return”); and

●	Second, 50% to the Managers of the series as a “Service Fee” and 50% to the holders of shares of the series on an equal per share basis.

To the extent the Preferred Return is not paid in a particular period, the amount of unpaid Preferred Return will accrue and will be paid if and when there are available funds in the Free Cash Flow.

Distributions of Preferred Return will be paid out of the available “Free Cash Flow” of a series, which consists of the net income (as determined under GAAP) generated by such series (before accounting for the Service Fee) plus any change in net working capital and depreciation and amortization (and any other non-cash operating expenses and/or and amounts that were previously retained as cash reserves that, during such period, the Managing Member determines are no longer needed by our company) and less any capital expenditures related to the underlying assets related to such series. Any amounts remaining after payment of the Preferred Return and Service Fee will be distributed on a pro-rata basis to shareholders of a series, if available.

Management of the Assets

•	Insurance

We work with an insurance broker to insure all physical assets during both transport and storage.

•	Storage

Assets are insured and warehoused in a climate-controlled, highly secure locations.

Alternative Assets Markets

Industry Overview

Despite their size, the alternative assets markets, including fine art, wine, watches, trading cards, comics, cars, memorabilia, are complex and often misunderstood due to their opaque nature. Unlike traditional asset classes such as equities or fixed income, there is a lack of transparency due to the limited publicly available data. The markets tend to be made and largely executed through private transactions, making it difficult for outsiders to gain insight.

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Members of our company

Members of our company include owners of shares of our company or shares of our series.

An investor who has purchased shares in one of our series in this offering will become an “Economic Member” of a series of our company (as defined in our limited liability company agreement filed as Exhibit 2.2, or our “operating agreement”). No Economic Member, in its capacity as such, will participate in the operation or management of the business of our company or any series, nor transact any business in our company or any series.

Managers of our company

As set forth in its operating agreement, StartEngine Collectibles Fund I LLC has two Managers – a Managing Member, and an Administrative Manager.

Managing Member

StartEngine Assets LLC, a Delaware limited liability company formed on May 18, 2020, is the Managing Member of our company, As Managing Member, it has the full power and authority to do, and direct other Managers of our company or series to do, any and all things it determines to be necessary or appropriate to conduct the business of our company and each series, without the consent of our Economic Members.

In the event of the resignation of our Managing Member of its rights, obligations and respective title as a Managing Member, the non-resigning Managers of our company will nominate a successor Managing Member and the vote of a majority of the shares held by Economic Members will be required to elect a successor Managing Member.

Holders of shares in each series have the right to remove the Managing Member, by a vote of two-thirds of the holders of all shares in each series (excluding our Managing Member), in the event our Managing Member is found by a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with a series or our company. If so convicted, our Managing Member shall call a meeting of all of the holders of every series of shares within 30 calendar days of such non-appealable judgment at which the holders may vote to remove our Managing Member as Managing Member of our company and each series. If our Managing Member fails to call such a meeting, any interest holder will have the authority to call such a meeting. In the event of its removal, our Managing Member shall be entitled to receive all amounts that have accrued and are due and payable to it. If the holders vote to terminate and dissolve our company (and therefore each series), the liquidation provisions of the operating agreement shall apply (as described in “Securities Being Offered—Liquidation Rights”). In the event our Managing Member is removed as Managing Member of our company, it shall also immediately cease to be Managing Member of each series.

Administrative Manager

StartEngine Assets LLC is also the Administrative Manager of our company. As the Administrative Manager, StartEngine Assets LLC will be the investor liaison to our company, and will, among other things, assist with communications to our investors, provide shareholder services to our investors, and handle the distributions of dividends, and overseeing our shareholder records. Further the Administrative Manager will source and secure the rights to the underlying assets in each series. StartEngine Assets LLC will coordinate with its affiliates who will serve our company in various capacities, including StartEngine Secure LLC, who will act as our transfer agent, StartEngine Primary LLC, who, through its alternative trading system, StartEngine Secondary LLC, who will facilitate resales of our shares, and StartEngine Crowdfunding, Inc. that owns and operates an online investment platform where the shares of our series were sold.

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Other Management Provisions

The Managing Member will generally not be entitled to vote on matters submitted to the holders of our shares.  Our Managing Member will not have any distribution, redemption, conversion or liquidation rights by virtue of its status as Managing Member.

The operating agreement further provides that our Managing Member, in exercising its rights in its capacity as the Managing Member, will be entitled to consider only such shares and factors as it desires, including its own shares, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting our company, any series of shares or any of the interest holders and will not be subject to any different standards imposed by the operating agreement, the LLC Act or under any other law, rule or regulation or in equity. In addition, the operating agreement provides that our Managing Member will not have any duty (including any fiduciary duty) to our company, any series or any of the interest holders.

Series of our Company

The Managing Member of our company may, at any time and from time to time cause our company to establish in writing (each, a “Series Designation”) one or more series of the company. The terms and conditions for each series established will be set forth in the Series Designation, as applicable, for the series, and the Series Designation will, upon approval by the Managing Member, become a part of our operating agreement.

The Series Designation establishing a series may:

(i)       specify a name or names under which the business and affairs of such series may be conducted;

(ii)      designate, fix and determine the relative rights, powers, authority, privileges, preferences, duties, responsibilities, liabilities and obligations in respect of shares of such series and the Members of that series

(iii)     designate or authorize the designation of specific officers of a series.

In the event of a conflict between the terms and conditions of our operating agreement and a Series Designation, the terms and conditions of the Series Designation will control.

Each of the series of our company operates as if it were a separate limited liability company.

Managers of our Series

Our operating agreement requires that each series of our company have an Asset Manager and Administrative Management, which will be StartEngine Assets LLC, unless otherwise set forth in the applicable Series Designation of a series of our company (the terms of which are set by our Managing Member). The Managing Member is also the Managing Member of each series, but does not intend to govern the day-to-day operations of any series of our company.

Asset Manager

The primary duty of the Asset Manager is to manage the underlying assets related to its series. The Asset Manager has sole authority and complete discretion over the care, custody, maintenance and management of each underlying asset held by a series and to take any action that it deems necessary or desirable in connection therewith. It also is responsible for directing or performing the day-to-day business affairs of a series, including identifying assets for acquisition. StartEngine Assets LLC is the Asset Manager for all our series.

Administrative Manager

Each series must also have an Administrative Manager. Unless otherwise noted in the series designation for a particular series, StartEngine Assets LLC will serve as the Administrative Manager for each series, and will perform substantially the same services as it does for our company.

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Our Managing Member has delegated to the series Managers broad asset management and operational powers over the series. In these capacities, the series Managers of a particular series will (among other things):

•	Oversee overall investment strategy, such as investment selection criteria and asset disposition strategies;

•	Serve as the investment and financial manager with respect to sourcing, underwriting, acquiring, financing, originating, servicing, investing in, redeveloping and eventually selling a diversified portfolio of the series assets;

•	Manage and/or perform the various administrative functions necessary for the day-to-day operations and management of the series assets;

•	Provide or arrange for third party administrative services, legal services, office space and other overhead items necessary for and incidental to acquisition, management and disposition of series assets;

•	Maintain reporting, record keeping, internal controls and similar matters with respect to the series assets in a manner to allow our company to comply with applicable law, including the requirements of under Section 18-215 of the LLC Act;

•	Monitor and evaluate the performance of the investments, provide daily management services and perform and supervise the various management and operational functions related to the series assets;

•	Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement and marketing of investments on an overall portfolio basis;

•	Recommend distribution policies for each series to the Managing Member and, subject to approval by the Managing Member, authorize distributions from time to time; and

•	Manage communications with Economic Members.

Other Rights of our Managers

No Managers or any of their affiliates who hold any shares of any series of the company will be entitled to vote on matters submitted to the shareholders.

Our operating agreement further provides that each Manager of the company or a series, in exercising its rights in its capacity as a Manager, will be entitled to consider only such shares and factors as it desires, including its own shares, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting our company, any series of shares or any of the shareholders and will not be subject to any different standards imposed by the operating agreement, the LLC Act or under any other law, rule or regulation or in equity. In addition, the operating agreement provides that our Managers will not have any duty (including any fiduciary duty) to our company, any series or any of the interest holders.

Advisory Board

Our Managing Member may establish an advisory board comprised of experts in a particular industry to provide guidance and strategic advice to our company, or a particular series of our company. For our company, this may be advising on the creation of a particular series with a new asset class focus. For our series, this may be assisting in identifying, acquiring, and managing the particular assets of that series, or advising on other general business matters.

Members of the Advisory Board will not be Managers or officers of our company or any series and will not have any fiduciary or other duties to the shareholders of any series.  They will not be entitled to compensation by our company or any series in connection with their roles as members of the Advisory Board, but our company or any applicable series will reimburse a member of the Advisory Board for any out-of-pocket expenses or costs actually incurred by it or any of its affiliates on behalf of our company or series.

Operating Expenses

Our Managers have determined that they will cover the current and future costs of the operating expenses related to each series. However, the service fee and liquidation fee, may still be paid upon the disposal of any asset and/or liquidation of a series, if applicable.

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Indemnification of our Managers

The operating agreement provides that none of our Officers, our Managers, or the Managers of any series, nor any current or former directors, officers, employees, partners, shareholders, members, controlling persons, agents or independent contractors of our Managers (including the Managers of our series), members of the Advisory Board, nor persons acting at the request of our company in certain capacities with respect to other entities will be liable to our company, any series or any interest holders for any act or omission taken by them in connection with the business of our company or any series that has not been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Each series will indemnify these persons out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which they become subject by virtue of serving our company or such series and with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Asset Liquidity

The amount of time that a series will hold and manage all its assets will vary depending on the type of assets being acquired by the series. Liquidity for investors would be obtained through distributions to investors as well as by transferring their shares in a series.

We intend to list our securities on StartEngine Secondary, an alternative trading system or “ATS,” operated by an affiliate of the Managing Member and Administrative Manager of our company, StartEngine Primary LLC.  However, this ATS is a new entrant to the market, and there is no guarantee that there will be frequent trading on the ATS and, specifically, trading of our shares. Further, even if there is trading, there may be no guarantee that anyone would be interested in purchasing the shares you have purchased in this offering at your desired price or any price at all.

For specific liquidity considerations for the assets, see “The Underlying Assets” above.

Allocations of Expenses

To the extent relevant, expenses and any indemnification payments made by our company will be allocated among the various series in accordance with our Managers’ allocation policy, a copy of which is available to investors upon written request to our Managing Member. The allocation policy requires our Administrative Manager to allocate items that are allocable to a specific series to be borne by, or distributed to (as applicable), the applicable series. If, however, an item is not allocable to a specific series but to our company in general, it will be allocated pro rata based on the NAV of the series (before accounting for the allocated expenses) (“Adjusted NAV”), as reasonably determined by our Administrative Manager or as otherwise set forth in the allocation policy.

Tax Matters

Our company intends to elect for each series of shares in the company to be taxed as a “C” corporation under Subchapter C of the Internal Revenue Code of 1986, as amended, and expects that each series will be treated as a corporation for all federal and state tax purposes. Thus, each series of shares will be taxed at regular corporate rates on its income, including any gain from the sale or exchange of the assets that will be held by each series, before making any distributions to shareholders

Our company has designated five series as of the date of this Offering Circular, each of which is described below.

Employees

Currently, the company does not have any employees.

Intellectual Property

The company does not own any patents, copyrights or trademarks.

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Litigation

The company and its executive officers are not currently a party to any legal proceedings.

Government Regulation

Regulation of the wine industry varies from jurisdiction to jurisdiction and state to state. In any jurisdictions or states in which we operate, we may be required to obtain licenses and permits to conduct business, including dealer and sales licenses, and will be subject to local laws and regulations, including, but not limited to, import and export regulations, laws and regulations involving sales, use, value-added and other indirect taxes.

Claims arising out of actual or alleged violations of law could be asserted against us by individuals or governmental authorities and could expose us or each series of interests to significant damages or other penalties.

Emerging Growth Company

Upon the completion of our initial offering, we may elect to become a public reporting company under the Exchange Act. We will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.235 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our interests that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1.235 billion in non-convertible debt during the preceding three year period.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

StartEngine Collectibles Fund I LLC (“we”, “us”, “our”, or “the company”) is a series limited liability company formed on October 14, 2020, pursuant to Section 18-215 of the Delaware Limited Liability company Act, or the LLC Act.

As a series limited liability company, title to our underlying assets will be held by, or for the benefit of, the applicable series of interests. The company engaged primarily in acquiring and managing underlying assets, which are “collectibles” – generally, assets of limited quantity that have a perceived or demonstrated value (e.g., fine art, wine, watches, trading cards and comics). Each series can own one type of assets or a variety of assets. StartEngine Assets LLC (our “Manager” or “Managing Member”) is the Administrative Manager for the company and each series, the Asset Manager for each series and the managing member of the company.

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Interests were offered and sold under Regulation A, promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in a number of separate individual series, and investors in any series acquired a proportional share of income and liabilities as they pertain to a particular series.

Impairment Testing

During the fiscal year, the Company conducted impairment testing in accordance with ASC 360 – Property, Plant and Equipment and ASC 820 – Fair Value Measurement to assess the recoverability of its long-lived and intangible assets. This evaluation was performed to ensure that asset carrying values did not exceed their fair values based on market participant assumptions and expected future cash flows. See Note 2 – “Fair Value of Instruments” to the accompanying financial statements for further information.

Operating Results – Fiscal Year Ended December 31, 2024 and from Fiscal Year Ended December 31, 2023

Revenues are generated at the series level. From December 31, 2024 through December 31, 2023, no series generated any revenues. Our series may not generate any revenue until a liquidation event – i.e. the sale of the underlying assets.

The series did not have any of the general administrative expenses for the fiscal year ended December 31, 2024 as the Managing Members has assumed the expenses including those related to legal, accounting as well as storage and insurance of the assets.

As described above in “Impairment Testing”, the company conducted impairment testing on all of the underlying assets. Prior to that, the value of the investment was held at cost. The following chart details the impairments by series:

Asset Name	2023 Asset Value	Impairment	2024 Asset Value
Series Wine #2020AUSO	$29,310	$(16,375)	$12,935
Series Wine #2020PAVIE	$22,990	$(8,990)	$14,000
Series Wine #2020CHBL	$11,580	$(2,109)	$9,471
Series Wine #2020ANGE	$15,270	$(5,028)	$10,242
Series Wine #2020CERT	$11,500	$-	$11,500
Series Wine #2016CHAM	$5,160	$(1,402)	$3,758
Series Sports #JAMESREFRACTOR	$146,880	$(118,780)	$28,100
Series Art #WARHOLMARILYN	$302,400	$(138,600)	$163,800
Series Wine #2010PETRUS	$59,530	$(6,386)	$53,144
Series Wine #2015HBRI	$41,380	$(8,295)	$33,085
Series Wine #2016BONMA	$28,970	$(8,498)	$20,472
Series Wine #2016MUSIG	$21,230	$(5,097)	$16,133
Series Sports #JORDANROOKIE	$432,000	$(255,000)	$177,000
Series Watch #ROLEX6265	$84,000	$(30,350)	$53,650
Series Wine #2012CRISTAL	$11,950	$(3,196)	$8,754
Series Wine #2008DOMP	$19,040	$(2,640)	$16,400
Series Wine #2012DOMP	$14,720	$(1,620)	$13,100
Series Wine #2006DOMP	$16,230	$(3,550)	$12,680
Series Art #BANKSYLAUGH	$155,400	$(88,536)	$66,864
Series Watch #PEPSI	$16,800	$(1,800)	$15,000
Series Wine #2009PETRUS	$59,360	$(3,468)	$55,892
Series Wine #BordeauxCollection	$58,800	$(12,142)	$46,658
Series Wine #CortonCharlemagne2015	$21,600	$-	$21,600
Series Wine #2005LPIN	$58,530	$(7,394)	$51,136
Series Comics #BATMAN	$288,000	$(111,500)	$176,500
	$1,932,630	$(840,756)	$1,091,874

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Liquidity and Capital Resources

For all of our series, the Administrative Manager has chosen not to allocate costs to each series. The Managing Member is assuming all offering and formation expenses and all current costs related to our series.

Asset Liquidity

The amount of time that a series will hold and manage all its assets will vary depending on the type of assets being acquired by the series. We anticipate holding our assets for the following time frames:

ASSET	TIME FRAME
Wine	Minimum of one year, and a maximum of six years.
Art	Minimum of one year and a maximum of twenty years.
Watches	Minimum of one year and a maximum of twenty years.

For all of our assets, we intend to pay distributions to the extent we sell some or all of our assets. Otherwise, liquidity for investors would be obtained by transferring their interests in a series.

We intend to list our securities on StartEngine Secondary, an alternative trading system or “ATS,” operated by an affiliate of the Managing Member and Administrative Manager of our company, StartEngine Primary LLC.  However, this ATS is a new entrant to the market, and there is no guarantee that there will be frequent trading on the ATS and, specifically, trading of our shares. Further, even if there is trading, there may be no guarantee that anyone would be interested in purchasing the shares you have purchased in this offering at your desired price or any price at all.

Cash and Cash Equivalent Balances

As of December 31, 2024, the company’s cash and cash equivalents was $0.

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ITEM 3. DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The Managers

Our company operates under the direction StartEngine Assets LLC, our Managing Member and our Administrative Manager (our “Managers”). The Managing Member has the power and authority to act as necessary to further the purpose of our company, which is to acquire, maintain and sell collectibles and other assets. The Administrative Manager is responsible for identifying the assets to be purchased from the offerings of the series of our company, as well as directing or performing the day-to-day business affairs of the company, and, as applicable, of series of our company.

The Managing Member has delegated to the Asset Managers of each of our series the responsibility of directing the operations of the applicable a series, directing the series’ day-to-day affairs, and implementing the series’ investment strategy. The Asset Manager (and the Administrative Manager, as applicable) is responsible for determining maintenance required in order to maintain or improve the asset’s quality, determining how to monetize the underlying assets in order to generate profits, and evaluating potential sale offers which may lead to the liquidation of the underlying assets or other series as the case may be. The Asset Manager for all our series is StartEngine Assets LLC.

Our Managing Member will establish an Advisory Board that will assist our company in its business decisions (such as the creation of a new series) and will assist our series in making decisions with respect to all asset acquisitions, dispositions and maintenance schedules. Our Managers are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

We will follow guidelines adopted by our Managers and implement policies set forth in the operating agreement unless otherwise modified by our Managers. Our Managers may establish further written policies and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. Our Managing Member may change our objectives at any time without approval of our interest holders. Our Managers have no track record and are relying on the track record of its individual officers, directors and advisors.

Our Managers performs their duties and responsibilities pursuant to the operating agreement. Our Managers maintain a contractual, as opposed to a fiduciary relationship, with us and our interest holders. Furthermore, we have agreed to limit the liability of our Managers and to indemnify our Managers against certain liabilities.

We have segregated functional roles for the management of each series, however both roles are held by StartEngine Assets LLC. The responsibilities of our Managers and the Managers of a particular series comprised of an Asset Manager and the Administrative Manager are summarized below. Capitalized terms used in this summary that are not defined shall have the meanings set forth in the company’s operating agreement.

Investment Advisory, Asset Management and Disposition Services. (Asset Manager)

•	oversee the overall investment strategy approved by the Managing Member, which will consist of elements such as investment selection criteria, diversification strategies and asset disposition strategies;

•	serve as the investment and financial manager with respect to underwriting, financing, originating, servicing, investing in, redeveloping and eventually selling a diversified portfolio of assets as specified in the respective series;

•	manage and perform the various administrative functions necessary for the day-to-day operations and management of the series Assets;

•	provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to acquisition, management and disposition of the series Assets;

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•	maintain reporting, record keeping, internal controls and similar matters with respect to the series Assets in a manner to allow our company to comply with applicable law, including the requirements of Under Section 18-215 of the LLC Act;

•	structure the terms and conditions of acquisitions, sales and joint ventures to be approved by the Managing Member;

•	obtain market research and economic and statistical data in connection with the investments and investment objectives and policies;

•	oversee and conduct due diligence processes related to prospective investments;

•	maintain all appropriate books and records with respect to the series Asset and on a per series and, if there is only one Asset Manager, on a Company wide basis, maintain accounting data and any other information concerning the activities as shall be required to prepare and file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;

•	subject to the approval of the Administrative Manager, oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters.

Offering and Resale Services. (Administrative Manager)

•	the development of any offering of by a series, including identifying and sourcing the assets to be acquired from the offering of a series, including sourcing and acquiring such assets, the determination of the specific terms of the securities to be offered, preparation of all offering and related documents, and obtaining all required regulatory approvals of such documents;

•	the preparation and approval of all marketing materials to be used by our company, the respective series or others relating to an Offering;

•	the facilitation of a secondary market including entering into of listing agreements with any National Securities Exchange, Alternative Trading System (“ATS”) or over-the-counter market and the delisting of some or all of the shares from, or requesting that trading be suspended on, any such exchange or market; and preparing and filing any documents and seeking the appropriate approval, if required, for compliance with federal and state securities laws, including Blue Sky requirements

Accounting and Other Administrative Services. (Administrative Manager)

•	manage and perform the various administrative functions necessary for the day-to-day operations;

•	provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to the business and operations, including for the series Asset and the services described in 5.02(a) if requested by the Asset Manager;

•	arrange for auditors and oversee the audit process on the accounting data and any other information concerning the activities as shall be required to prepare and file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;

•	maintain all appropriate books and records including accounting for the assets of our company and each of the series separately;

•	evaluate and obtain adequate insurance coverage for our company based upon risk management

•	oversee all reporting, record keeping, internal controls and similar matters in a manner to allow our company to comply with applicable law, including the requirements of Under Section 18-215 of the LLC Act.

Shareholder Services. (Administrative Manager)

•	Recommend distribution policies for each series to the Managing Member and, subject to approval by the Managing Member, authorize distributions from time to time;

•	manage communications with shareholders of a series, including answering phone calls, preparing and sending written and electronic reports and other communications; and

•	establish technology infrastructure to assist in providing shareholder support and services

Directors, Executive Officers and Key Employees of our Managers

The authority and functions of the Managing Member, on the one hand, and of the Administrative Manager (for our company) or the Asset Manager (for our series), on the other hand, are identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware. The following tables set forth the name and position of each of the current executive officers, directors and significant employees of our company, Managing Member, Administrative Manager, and Asset Manager.

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Managing Director – StartEngine Collectibles Fund I, LLC

Name	Position	Age	Term of Office (Beginning)	Approximate hours per week for part- time employees
Johanna Cronin	Managing Director	37	Managing Director (May 2022)	N/A

Managing Member, Administrative Manager and Asset Manager – StartEngine Assets LLC

Name	Position	Age	Term of Office (Beginning)	Approximate hours per week for part- time employees
Johanna Cronin	Manager	37	Manager (May 2020)	N/A

Johanna Cronin, Managing Director

Johanna Cronin is our Managing Director and Manager of StartEngine Assets LLC. As a Manager of StartEngine LLC, Ms. Cronin is responsible for managing the operations of StartEngine Assets LLC and as our Managing Director, Ms. Cronin has been delegated responsibilities by StartEngine Assets LLC. Johanna Cronin is also currently the Chief Marketing Officer at StartEngine Crowdfunding, Inc. She was the first employee   at StartEngine Crowdfunding when she joined in 2014. Prior to that she served as an SEM analyst, managing paid media budgets and purchasing media placements for small businesses, for Dex Media, Inc. from March 2012 until March 2014. Johanna received her Bachelor of Arts from Northwestern University, where she was a psychology major with a Spanish minor.

Advisory Board

The Company does not currently have an Advisory Board.

Compensation

Compensation of Executive Officers

Ms. Cronin is our Managing Director. She is not an employee of the company and is not compensated directly by our company. We do not currently have any employees, nor do we currently intend to hire any employees who will be compensated directly by our company. The manager of our Managing Member manages our day-to-day affairs, oversees the review, selection and recommendation of investment opportunities, services acquired investments and monitors the performance of these investments to ensure that they are consistent with our investment objectives. This individual receives compensation for her services, including services performed for us on behalf of our Managing Member, from our Managing Member. Although we will indirectly bear some of the costs of the compensation paid to this individual, through fees we pay to our Managers, we do not intend to pay any compensation directly to this individual.

Compensation of the Managers

Pursuant to our operating agreement, the Administrative Manager of our company will receive a Sourcing Fee and the Administrative Manager of our company Asset Manager and Administrative Manager of each series will each receive two fees as compensation for the services they provide to that series: a Service Fee and an Asset Management Fee.

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Sourcing Fee

As compensation, the Administrative Manager of the company will receive a one-time fee equal of up to 25% of the of the amount paid for the underlying asset (up to approximately 20% of the gross offering proceeds) for the relevant series (other than the Original Wine Series) and a sourcing fee of up to 15% of the of the amount paid for the underlying asset (approximately 13.08% of the gross offering proceeds) for each of the Original Wine Series, paid to the Administrative Manager as compensation for due diligence services in evaluating, investigation and discovering the underlying assets (fee is subject to change in sole discretion of Manager as disclosed in each Series Designation (the “Sourcing Fee”). The Sourcing Fee will typically be paid upon purchase of the series of the underlying asset.

Service Fee

For each calendar year, each series shall pay the Managers a service fee (the “Service Fee”). The Service Fee may be set by the Series Designation. Other than the Original Wine Series, the Service Fee for all our series has been set at 20% in their respective Series Designations.

However, for our Original Wine Series, the Service Fee will be equal to 50% of the Free Cash Flow remaining after payment of the Preferred Return of that series (half of which will go to the Asset Manager of that series, with the remaining half going to the Administrative Manager), after the Economic Members have received distributions of the full amount of their Preferred Return that has accrued for that year and prior years

Asset Management Fee

The Managers have determined that they will waive this fee.

Liquidation Fee

Upon the liquidation of a series, and to the extent there are funds, after return of the capital contribution and any accrued and unpaid Preferred Return and after setting aside funds for any expected expenses and disbursements, the Managers will generally receive 20% of any remaining funds.

Free Cash Flow

In general, as set forth in the Series Designations of the series, after payments of all fees and expenses (including the Asset Management Fee), the Free Cash Flow of our series without a preferred return will be distributed to as follows:

•	First, 80% of the Free Cash Flow will be paid to the Economic Members in proportion to the number of Shares owned by such Economic Members;

•	Second, 20% as the “Service Fee” to the Managers (half of which shall go to the Administrative Manager of such series and half of which shall go to the Asset Manager of such series

By way of example: A total of $100 has been invested in such series in Capital Contributions and it now has a total of $10 in Free Cash Flow. As such, the payments will be: $8 to the Economic Members and $2 to the Managers for the Series Fee ($1 to each of the Asset Manager and Administrative Manager).

Neither our Managing Member nor its affiliates will receive any selling commissions or dealer manager fees in connection with any offering. See “Plan of Distribution and Selling Securityholders—Fees and Expenses” and “Use of Proceeds” for further details.

Free Cash Flow – For the Original Wine Series

In general after payments of all fees and expenses (including the Asset Management Fee), the Free Cash Flow of our Original Wine Series will be distributed to as follows:

•	First, to the Economic Members of the series until the Preferred Return has been paid (including any amounts accrued from the Preferred Return from previous years);

•	Second, 50% of such remaining Free Cash Flow will be paid to the Economic Members in proportion to the number of Shares owned by such Economic Members;

•	Third, the remaining Free Cash Flow will be paid in equal shares to the Asset Manager and Administrative Manager (as the Service Fee).

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By way of example for all these series with a 4% Preferred Return. A total of $100 has been invested in such series in Capital Contributions and it now has a total of $8 in Free Cash Flow. As such, the payments will be: $6 to the Economic Members ($4 for the Preferred Return and $2 from the remaining Free Cash Flow) and $1 to each of the Asset Manager and Administrative Manager for the Service Fee.

Neither our Managing Member nor its affiliates will receive any selling commissions or dealer manager fees in connection with any offering. See “Plan of Distribution and Selling Securityholders—Fees and Expenses” and “Use of Proceeds” for further details.

2024 and 2023 Fees

Other than the sourcing fees and service fee/liquidation fee (if applicable), the Administrative Manager has chosen not to allocate costs to each Series and the Managers will assume such costs.

During the year ended December 31, 2024, sourcing fees in the amount of $0 were paid to our Manager, as compared to $71,153 during the year ended December 31, 2023.

The following table summarizes cost reimbursements and sourcing fees paid to StartEngine Assets LLC by series during the year ended December 31, 2023:

Series	Year Ended December 31, 2023
Series Wine #2015HBRI	$9,800
Series Wine #2016CHAM	$3,600
Series Wine #2016BONMA	$9,753
Series Wine #2016MUSIG	$48,000
Totals	$71,153

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

At the closing of each offering, our managing member or its affiliates may purchase shares sold in each offering for the same price as all other investors. Our managing member may sell its shares from time to time after the closing of each offering in its sole discretion. Any future sales would be based upon our manager member’s potential need for capital, market prices of the shares at the time of a proposed sale and other factors that a reasonable investor might consider in connection with the sale of securities similar to the shares.

The address for all our Managers is c/o StartEngine Assets LLC, 4100 W Alameda Ave, Burbank, Suite 300, CA 91505.

		Percent of
	Number of	Outstanding
	Shares	Shares
Title of Class	Owned	Owned
Series Wine #2020PAVIE	476	20.7%
Series Wine #2020CHBL	126	10.88%
Series Wine #2020AUSO	364	12.42%
Series Wine #2020ANGE	219	14.34%
Series Wine #2020CERT	429	37.3%
Series Wine #2015HBRI	62	1.5%
Series Wine #2016BONMA	12	0.41%
Series Sports #JORDANROOKIE	80	0.19%
Series Wine #2012CRISTAL	13	0.54%
Series Wine #2012DOMP	81	1.1%
Series Art #BANKSYLAUGH	28	0.14%
Series Wine #2006DOMP	19	0.23%
Series Wine #2009PETRUS	12	0.20%
Series Wine #BORDEAUXCOLLECTION	23	0.39%
Series Wine #CORTONCHARLEMAGNE2015	16	0.37%
Series Wine #2005LPIN	523	8.94%
Series Comics #BATMAN	1	0.0035%

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

As of December 31, 2024, the are $180,610 in fees owed to StartEngine Assets LLC related to the formation and offering costs of the company. As with prior fees, even though the costs could be allocated to the series pursuant to the allocation policy, StartEngine Assets LLC intends to assume these costs and will not be reimbursed from them.

ITEM 6.  OTHER INFORMATION

None.

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ITEM 7.  FINANCIAL STATEMENTS

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STARTENGINE COLLECTIBLES FUND I LLC

FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND DECEMBER 31, 2023

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Members
of StartEngine Collectibles Fund I LLC

Opinion

We have audited the accompanying financial statements of StartEngine Collectibles Fund I LLC (a Delaware corporation), which comprise the balance sheets as of December 31, 2024 and 2023, and the related statements of operations, member’s equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of StartEngine Collectibles Fund I LLC as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of StartEngine Collectibles Fund I LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses and has no working capital, which raises substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about StartEngine Collectibles Fund I LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of StartEngine Collectibles Fund I LLC’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about StartEngine Collectibles Fund I LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/Haynie&Company

Haynie & Company

Salt Lake City, Utah

May 23, 2025

STARTENGINE COLLECTIBLES FUND I LLC
BALANCE SHEETS AS OF DECEMBER 31, 2024 and DECEMBER 31, 2023

	December 31, 2024
	Series Wine #2020PAVIE	Series Wine #2020CHBL	Series Wine #2020AUSO	Series Wine #2020ANGE	Series Wine #2020CERT	Series Wine #2016CHAM	Series Sports #JAMESREFRACTOR	Series Wine #2015HBRI	Series Wine #2016BONMA
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-	$-	$-	$-	$-	$-
Prepaid Expenses	-	-	-	-	-	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-	-	-	-	-	-

LONG TERM ASSETS
Deferred Offering Costs	-	-	-	-	-	-	-
Investments	14,000	9,471	12,935	10,242	11,500	3,758	28,100	33,085	20,472
TOTAL LONG TERM ASSETS	14,000	9,471	12,935	10,242	11,500	3,758	28,100	33,085	20,472

TOTAL ASSETS	$14,000	$9,471	$12,935	$10,242	$11,500	$3,758	$28,100	$33,085	$20,472

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Due to Members	$-	$-	$-	$-	$-	$-	$-	$-	$-
TOTAL CURRENT LIABILITIES	-	-	-	-	-	-	-	-	-
TOTAL LIABILITIES	-	-	-	-	-	-	-	-	-

MEMBERS’ DEFICIT
Member Contribution	22,990	11,580	29,310	15,270	11,500	5,160	146,880	41,380	28,970
Accumulated Deficit	(8,990)	(2,109)	(16,375)	(5,028)	-	(1,402)	(118,780)	(8,295)	(8,498)
TOTAL MEMBERS’ DEFICIT	14,000	9,471	12,935	10,242	11,500	3,758	28,100	33,085	20,472

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$14,000	$9,471	$12,935	$10,242	$11,500	$3,758	$28,100	$33,085	$20,472

	December 31, 2024
	Series Wine #2016MUSIG	Series Wine #2009PETRUS	Series Wine #2010PETRUS	Series Art #WARHOLMARILYN	Series Sports #JORDANROOKIE	Series Wine #2012CRISTAL	Series Wine #2008DOMP	Series Wine #2012DOMP	Series Wine #2006DOMP
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-	$-	$-	$-	$-	$-
Prepaid Expenses	-	-	-	-	-	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-	-	-	-	-	-

LONG TERM ASSETS
Deferred Offering Costs
Investments	16,133	55,892	53,144	163,800	177,000	8,754	16,400	13,100	12,680
TOTAL LONG TERM ASSETS	16,133	55,892	53,144	163,800	177,000	8,754	16,400	13,100	12,680

TOTAL ASSETS	$16,133	$55,892	$53,144	$163,800	$177,000	$8,754	$16,400	$13,100	$12,680

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Due to Members	$-	$-	$-	$-	$-	$-	$-	$-	$-
TOTAL CURRENT LIABILITIES	-	-	-	-	-	-	-	-	-
TOTAL LIABILITIES	-	-	-	-	-	-	-	-	-

MEMBERS’ DEFICIT
Member Contribution	21,230	59,360	59,530	302,400	432,000	11,950	19,040	14,720	16,230
Accumulated Deficit	(5,097)	(3,468)	(6,386)	(138,600)	(255,000)	(3,196)	(2,640)	(1,620)	(3,550)
TOTAL MEMBERS’ DEFICIT	16,133	55,892	53,144	163,800	177,000	8,754	16,400	13,100	12,680

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$16,133	$55,892	$53,144	$163,800	$177,000	$8,754	$16,400	$13,100	$12,680

	December 31, 2024
	Series Art #BANKSYLAUGH	Series Watch #ROLEX6265	Series Watch #PEPSI	Series Wine #2005LPIN		Series Comics #BATMAN		Series Wine #CortonCharlemagne2015		Series Wine #BordeauxCollection		Unallocated	Total
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$		$		$		$		$-	$-
Prepaid Expenses	-	-	-									-	-
TOTAL CURRENT ASSETS	-	-	-									-	-

LONG TERM ASSETS
Deferred Offering Costs												-	-
Investments	66,864	53,650	15,000		51,136		176,500		21,600		46,658	-	1,091,874
TOTAL LONG TERM ASSETS	66,864	53,650	15,000		51,136		176,500		21,600		46,658	-	1,091,874

TOTAL ASSETS	$66,864	$53,650	$15,000		$51,136		$176,500		$21,600		$46,658	$-	$1,091,874

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Due to Members	$-	$-	$-		$-		$-		$-		$-	$180,610	$180,610
TOTAL CURRENT LIABILITIES	-	-	-		-		-		-		-	180,610	180,610
TOTAL LIABILITIES	-	-	-		-		-		-		-	180,610	180,610

MEMBERS’ DEFICIT
Member Contribution	155,400	84,000	16,800		58,530		288,000		21,600		58,800	-	1,932,630
Accumulated Deficit	(88,536)	(30,350)	(1,800)		(7,394)		(111,500)		-		(12,142)	(180,610)	(1,021,366)
TOTAL MEMBERS’ DEFICIT	66,864	53,650	15,000		51,136		176,500		21,600		46,658	(180,610)	911,264

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$66,864	$53,650	$15,000		$51,136		$176,500		$21,600		$46,658	$-	$1,091,874

	December 31, 2023
	Series Wine #2020PAVIE	Series Wine #2020CHBL	Series Wine #2020AUSO	Series Wine #2020ANGE	Series Wine #2020CERT	Series Wine #2016CHAM	Series Sports #JAMESREFRACTOR	Series Wine #2015HBRI	Series Wine #2016BONMA
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-	$-	$-	$-	$-	$-
Prepaid Expenses	-	-	-	-	-	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-	-	-	-	-	-

LONG TERM ASSETS
Deferred Offering Costs	-	-	-	-	-	-	-
Investments	22,990	11,580	29,310	15,270	11,500	5,160	146,880	41,380	28,970
TOTAL LONG TERM ASSETS	22,990	11,580	29,310	15,270	11,500	5,160	146,880	41,380	28,970

TOTAL ASSETS	$22,990	$11,580	$29,310	$15,270	$11,500	$5,160	$146,880	$41,380	$28,970

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Due to Members	$-	$-	$-	$-	$-	$-	$-	$-	$-
TOTAL CURRENT LIABILITIES	-	-	-	-	-	-	-	-	-
TOTAL LIABILITIES	-	-	-	-	-	-	-	-	-

MEMBERS’ DEFICIT
Member Contribution	22,990	11,580	29,310	15,270	11,500	5,160	146,880	41,380	28,970
Accumulated Deficit	-	-	-	-	-	-	-	-	-
TOTAL MEMBERS’ DEFICIT	22,990	11,580	29,310	15,270	11,500	5,160	146,880	41,380	28,970

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$22,990	$11,580	$29,310	$15,270	$11,500	$5,160	$146,880	$41,380	$28,970

	December 31, 2023
	Series Wine #2016MUSIG	Series Wine #2009PETRUS	Series Wine #2010PETRUS	Series Art #WARHOLMARILYN	Series Sports #JORDANROOKIE	Series Wine #2012CRISTAL	Series Wine #2008DOMP	Series Wine #2012DOMP	Series Wine #2006DOMP
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-	$-	$-	$-	$-	$-
Prepaid Expenses	-	-	-	-	-	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-	-	-	-	-	-

LONG TERM ASSETS
Deferred Offering Costs
Investments	21,230	59,360	59,530	302,400	432,000	11,950	19,040	14,720	16,230
TOTAL LONG TERM ASSETS	21,230	59,360	59,530	302,400	432,000	11,950	19,040	14,720	16,230

TOTAL ASSETS	$21,230	$59,360	$59,530	$302,400	$432,000	$11,950	$19,040	$14,720	$16,230

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Due to Members	$-	$-	$-	$-	$-	$-	$-	$-	$-
TOTAL CURRENT LIABILITIES	-	-	-	-	-	-	-	-	-
TOTAL LIABILITIES	-	-	-	-	-	-	-	-	-

MEMBERS’ DEFICIT
Member Contribution	21,230	59,360	59,530	302,400	432,000	11,950	19,040	14,720	16,230
Accumulated Deficit	-	-	-	-	-	-	-	-	-
TOTAL MEMBERS’ DEFICIT	21,230	59,360	59,530	302,400	432,000	11,950	19,040	14,720	16,230

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$21,230	$59,360	$59,530	$302,400	$432,000	$11,950	$19,040	$14,720	$16,230

	December 31, 2023
	Series Art #BANKSYLAUGH	Series Watch #ROLEX6265	Series Watch #PEPSI	Series Wine #2005LPIN		Series Comics #BATMAN		Series Wine #CortonCharlemagne2015		Series Wine #BordeauxCollection		Unallocated	Total
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$		$		$		$		$-	$-
Prepaid Expenses	-	-	-									-	-
TOTAL CURRENT ASSETS	-	-	-									-	-

LONG TERM ASSETS
Deferred Offering Costs												-	-
Investments	155,400	84,000	16,800		58,530		288,000		21,600		58,800	-	1,932,630
TOTAL LONG TERM ASSETS	155,400	84,000	16,800		58,530		288,000		21,600		58,800	-	1,932,630

TOTAL ASSETS	$155,400	$84,000	$16,800		$58,530		$288,000		$21,600		$58,800	$-	$1,932,630

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Due to Members	$-	$-	$-		$-		$-		$-		$-	$180,610	$180,610
TOTAL CURRENT LIABILITIES	-	-	-		-		-		-		-	180,610	180,610
TOTAL LIABILITIES	-	-	-		-		-		-		-	180,610	180,610

MEMBERS’ DEFICIT
Member Contribution	155,400	84,000	16,800		58,530		288,000		21,600		58,800	-	1,932,630
Accumulated Deficit	-	-	-		-		-		-		-	(180,610)	(180,610)
TOTAL MEMBERS’ DEFICIT	155,400	84,000	16,800		58,530		288,000		21,600		58,800	(180,610)	1,752,020

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$155,400	$84,000	$16,800		$58,530		$288,000		$21,600		$58,800	$0	$1,932,630

See Accompanying Notes to the Financial Statements

F-4

STARTENGINE COLLECTIBLES FUND I LLC
STATEMENT OF OPERATIONS
FOR THE PERIODS FROM JANUARY 1, 2024 TO
DECEMBER 31, 2024 AND FROM  JANUARY 1, 2023 TO
DECEMBER 31, 2023

	January 1, 2024 to December 31, 2024
	Series Wine #2020PAVIE	Series Wine #2020CHBL	Series Wine #2020AUSO	Series Wine #2020ANGE	Series Wine #2020CERT	Series Wine #2016CHAM	Series Sports #JAMESREFRACTOR	Series Wine #2015HBRI	Series Wine #2016BONMA
Operating Income
Revenue	$-	$-	$-	$-	$-	$-	$-	$-	$-
Gross Profit	$-	$-	$-	$-	$-	$-	$-	$-	$-

Operating Expense
General and administrative	-	-	-	-	-	-	-	-	-
Impairment of asset held	$(8,990)	$(2,109)	$(16,375)	$(5,028)	$-	$(1,402)	$(118,780)	$(8,295)	$(8,498)
Total Operating Expenses	$(8,990)	$(2,109)	$(16,375)	$(5,028)	$-	$(1,402)	$(118,780)	$(8,295)	$(8,498)
Loss from Operations	$(8,990)	$(2,109)	$(16,375)	$(5,028)	$-	$(1,402)	$(118,780)	$(8,295)	$(8,498)

Net Loss	$(8,990)	$(2,109)	$(16,375)	$(5,028)	$-	$(1,402)	$(118,780)	$(8,295)	$(8,498)

	January 1, 2024 to December 31, 2024
	Series Wine #2016MUSIG	Series Wine #2009PETRUS	Series Wine #2010PETRUS	Series Art #WARHOLMARILYN	Series Sports #JORDANROOKIE	Series Wine #2012CRISTAL	Series Wine #2008DOMP	Series Wine #2012DOMP	Series Wine #2006DOMP
Operating Income
Revenue	$-	$-	$-	$-	$-	$-	$-	$-	$-
Gross Profit	$-	$-	$-	$-	$-	$-	$-	$-	$-

Operating Expense
General and administrative	-	-	-	-	-	-	-	-	-
Impairment of asset held	$(5,097)	$(3,468)	$(6,386)	$(138,600)	$(255,000)	$(3,196)	$(2,640)	$(1,620)	$(3,550)
Total Operating Expenses	$(5,097)	$(3,468)	$(6,386)	$(138,600)	$(255,000)	$(3,196)	$(2,640)	$(1,620)	$(3,550)
Loss from Operations	$(5,097)	$(3,468)	$(6,386)	$(138,600)	$(255,000)	$(3,196)	$(2,640)	$(1,620)	$(3,550)

Net Loss	$(5,097)	$(3,468)	$(6,386)	$(138,600)	$(255,000)	$(3,196)	$(2,640)	$(1,620)	$(3,550)

	January 1, 2024 to December 31, 2024
	Series Art #BANKSYLAUGH	Series Watch #ROLEX6265	Series Watch #PEPSI	Series Wine #2005LPIN	Series Comics #BATMAN	Series Wine #CortonCharlemagne2015	Series Wine #BordeauxCollection	Unallocated	Total
Operating Income
Revenue	$-	$-	$-	$-	$-	$-	$-	$-	$-
Gross Profit	$-	$-	$-	$-	$-	$-	$-	$-	$-

Operating Expense
General and administrative	-	-	-	-	-	-	-	(100,610)	(100,610)
Impairment of asset held	$(88,536)	$(30,350)	$(1,800)	$(7,394)	$(111,500)	$-	$(12,142)	$-	$(840,756)
Total Operating Expenses	$(88,536)	$(30,350)	$(1,800)	$(7,394)	$(111,500)	$-	$(12,142)	$(100,610)	$(941,366)
Loss from Operations	$(88,536)	$(30,350)	$(1,800)	$(7,394)	$(111,500)	$-	$(12,142)	$(100,610)	$(941,366)

Net Loss	$(88,536)	$(30,350)	$(1,800)	$(7,394)	$(111,500)	$-	$(12,142)	$(100,610)	$(941,366)

January 1, 2023 to December 31, 2023
	Series Wine #2020PAVIE	Series Wine #2020CHBL	Series Wine #2020AUSO	Series Wine #2020ANGE	Series Wine #2020CERT	Series Wine #2016CHAM	Series Sports #JAMESREFRACTOR	Series Wine #2015HBRI	Series Wine #2016BONMA
Operating Income
Revenue	$-	$-	$-	$-	$-	$-	$-	$-	$-
Gross Profit	$-	$-	$-	$-	$-	$-	$-	$-	$-

Operating Expense
General and administrative
Impairment of asset held	$-	$-	$-	$-	$-	$-	$-	$-	$-
Total Operating Expenses	$-	$-	$-	$-	$-	$-	$-	$-	$-
Loss from Operations	$-	$-	$-	$-	$-	$-	$-	$-	$-

Net Loss	$-	$-	$-	$-	$-	$-	$-	$-	$-

January 1, 2023 to December 31, 2023
	Series Wine #2016MUSIG	Series Wine #2009PETRUS	Series Wine #2010PETRUS	Series Art #WARHOLMARILYN	Series Sports #JORDANROOKIE	Series Wine #2012CRISTAL	Series Wine #2008DOMP	Series Wine #2012DOMP	Series Wine #2006DOMP
Operating Income
Revenue	$-	$-	$-	$-	$-	$-	$-	$-	$-
Gross Profit	$-	$-	$-	$-	$-	$-	$-	$-	$-

Operating Expense
General and administrative
Impairment of asset held	$-	$-	$-	$-	$-	$-	$-	$-	$-
Total Operating Expenses	$-	$-	$-	$-	$-	$-	$-	$-	$-
Loss from Operations	$-	$-	$-	$-	$-	$-	$-	$-	$-

Net Loss	$-	$-	$-	$-	$-	$-	$-	$-	$-

January 1, 2023 to December 31, 2023
	Series Art #BANKSYLAUGH	Series Watch #ROLEX6265	Series Watch #PEPSI	Series Wine #2005LPIN	Series Comics #BATMAN	Series Wine #CortonCharlemagne2015	Series Wine #BordeauxCollection	Unallocated	Total
Operating Income
Revenue	$-	$-	$-	$-	$-	$-	$-	$-	$-
Gross Profit	$-	$-	$-	$-	$-	$-	$-	$-	$-

Operating Expense
General and administrative
Impairment of asset held	$-	$-	$-	$-	$-	$-	$-	$-	$-
Total Operating Expenses	$-	$-	$-	$-	$-	$-	$-	$-	$-
Loss from Operations	$-	$-	$-	$-	$-	$-	$-	$-	$-

Net Loss	$-	$-	$-	$-	$-	$-	$-	$-	$-

See Accompanying Notes to the Financial Statements

F-5

STARTENGINE COLLECTIBLES FUND I LLC
STATEMENT OF CASH FLOWS
FOR THE PERIODS FROM
JANUARY 1, 2024 TO
December 31, 2024 AND JANUARY 1, 2023 TO
DECEMBER 31, 2023

January 1, 2024 to December 31, 2024
	Series Wine #2020PAVIE	Series Wine #2020CHBL	Series Wine #2020AUSO	Series Wine #2020ANGE	Series Wine #2020CERT	Series Wine #2016CHAM	Series Sports #JAMESREFRACTOR	Series Wine #2015HBRI	Series Wine #2016BONMA
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(8,990)	$(2,109)	$(16,375)	$(5,028)	$-	$(1,402)	$(118,780)	$(8,295)	$(8,498)
Change in fair value of asset	8,990	2,109	16,375	5,028	-	1,402	118,780	8,295	8,498
Expense of deferred offering costs
Prepaid Expenses	-	-	-	-	-	-	-	-	-
Net Cash Flows Used In Operating Activities	-	-	-	-	-	-	-	-	-

Cash Flows From Investing Activities:
Investments
Net Cash Flows Provided By Investing Activities

Cash Flows From Financing Activities:
Due to Members
Deferred Offering Costs
Member Contribution
Net Cash Flows Provided By/(Used In) Financing Activities

Cash at Beginning of Period	-		-	-	-	-	-	-	-
Net Increase (Decrease) In Cash	-		-	-	-	-	-	-	-
Cash at End of Period	$-	$-	$-	$-	$-	$-	$-	$-	$-

January 1, 2024 to December 31, 2024
	Series Wine #2016MUSIG	Series Wine #2009PETRUS	Series Wine #2010PETRUS	Series Art #WARHOLMARILYN	Series Sports #JORDANROOKIE	Series Wine #2012CRISTAL	Series Wine #2008DOMP	Series Wine #2012DOMP	Series Wine #2006DOMP
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(5,097)	$(3,468)	$(6,386)	$(138,600)	$(255,000)	$(3,196)	$(2,640)	$(1,620)	$(3,550)
Change in fair value of asset	5,097	3,468	6,386	138,600	255,000	5,975	2,640	1,620	3,550
Expense of deferred offering costs						-
Prepaid Expenses	-	-	-	-	-	-	-	-	-
Net Cash Flows Used In Operating Activities	-	-	-	-	-	-	-	-	-

Cash Flows From Investing Activities:
Investments
Net Cash Flows Provided By Investing Activities

Cash Flows From Financing Activities:
Due to Members
Deferred Offering Costs
Member Contribution
Net Cash Flows Provided By/(Used In) Financing Activities

Cash at Beginning of Period	-	-	-	-	-	-	-	-
Net Increase (Decrease) In Cash	-	-	-	-	-	-	-	-
Cash at End of Period	$-	$-	$-	$-	$-	$-	$-	$-

	January 1, 2024 to December 31, 2024
	Series Art #BANKSYLAUGH	Series Watch #ROLEX6265	Series Watch #PEPSI	Series Wine #2005LPIN	Series Comics #BATMAN	Series Wine #CortonCharlemagne2015	Series Wine #BordeauxCollection	Unallocated	Total
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(88,536)	$(30,350)	$(1,800)	$(7,394)	$(111,500)	$-	$(12,142)	$(100,610)	$(941,366)
Change in fair value of asset	88,536	30,350	1,800	7,394	111,500	-	12,142		843,535
Expense of deferred offering costs								100,610	100,610
Prepaid Expenses	-	-	-	-	-	-	-	-	-
Net Cash Flows Used In Operating Activities	-	-	-	-	-	-	-	-	2,779

Cash Flows From Investing Activities:
Investments								-	-
Net Cash Flows Provided By Investing Activities								-	-

Cash Flows From Financing Activities:
Due to Members								-	-
Deferred Offering Costs								-	-
Member Contribution								-	-
Net Cash Flows Provided By/(Used In) Financing Activities								-	-

Cash at Beginning of Period	-	-	-	-	-	-	-	-	-
Net Increase (Decrease) In Cash	-	-	-	-	-	-	-	-	-
Cash at End of Period	$-	$-	$-	$-	$-	$-	$-	$-	$2,779

January 1, 2023 to December 31, 2023
	Series Wine #2020PAVIE	Series Wine #2020CHBL	Series Wine #2020AUSO	Series Wine #2020ANGE	Series Wine #2020CERT	Series Wine #2016CHAM	Series Sports #JAMESREFRACTOR	Series Wine #2015HBRI	Series Wine #2016BONMA
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$-	$-	$-	$-	$-	$-	$-	$-	$-
Change in fair value of asset
Expense of deferred offering costs
Prepaid Expenses	-	-	-	-	-	-	-	-	-
Net Cash Flows Used In Operating Activities	-	-	-	-	-	-	-	-	-

Cash Flows From Investing Activities:
Investments	-		-	-	-	-	-	-	-
Net Cash Flows Provided By Investing Activities	-		-	-	-	-	-	-	-

Cash Flows From Financing Activities:
Due to Members	-		-	-	-	-	-	-	-
Deferred Offering Costs	-		-	-	-	-	-	-	-
Member Contribution	-		-	-	-	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	-		-	-	-	-	-	-	-

Cash at Beginning of Period	-		-	-	-	-	-	-	-
Net Increase (Decrease) In Cash	-		-	-	-	-	-	-	-
Cash at End of Period	$-	-	$-	$-	$-	$-	$-	$-	$-

January 1, 2023 to December 31, 2023
	Series Wine #2016MUSIG	Series Wine #2009PETRUS	Series Wine #2010PETRUS	Series Art #WARHOLMARILYN	Series Sports #JORDANROOKIE	Series Wine #2012CRISTAL	Series Wine #2008DOMP	Series Wine #2012DOMP	Series Wine #2006DOMP
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$-	$-	$-	$-	$-	$-	$-	$-	$-
Change in fair value of asset
Expense of deferred offering costs
Prepaid Expenses	-	-	-	-	-	-	-	-	-
Net Cash Flows Used In Operating Activities	-	-	-	-	-	-	-	-	-

Cash Flows From Investing Activities:
Investments	-	-	-	-	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-	-	-	-	-

Cash Flows From Financing Activities:
Due to Members	-	-	-	-	-	-	-	-
Deferred Offering Costs	-	-	-	-	-	-	-	-
Member Contribution	-	-	-	-	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	-	-	-	-	-	-	-	-

Cash at Beginning of Period	-	-	-	-	-	-	-	-
Net Increase (Decrease) In Cash	-	-	-	-	-	-	-	-
Cash at End of Period	$-	$-	$-	$-	$-	$-	$-	$-

January 1, 2023 to December 31, 2023
	Series Art #BANKSYLAUGH	Series Watch #ROLEX6265	Series Watch #PEPSI	Series Wine #2005LPIN	Series Comics #BATMAN	Series Wine #CortonCharlemagne2015	Series Wine #BordeauxCollection	Unallocated	Total
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$-	$-	$-	$-	$-	$-	$-	$-	$-
Change in fair value of asset
Expense of deferred offering costs
Prepaid Expenses	-	-	-	-	-	-	-	-	-
Net Cash Flows Used In Operating Activities	-	-	-	-	-	-	-	-	-

Cash Flows From Investing Activities:
Investments	-	-	-	(58,530)	(288,000)	(21,600)	(58,800)	-	(426,930)
Net Cash Flows Provided By Investing Activities	-	-	-	(58,530)	(288,000)	(21,600)	(58,800)	-	-

Cash Flows From Financing Activities:
Due to Members	-	-	-	-	-	-	-	-	-
Deferred Offering Costs	-	-	-	-	-	-	-	-	-
Member Contribution	-	-	-	58,530	288,000	21,600	58,800	-	426,930
Net Cash Flows Provided By/(Used In) Financing Activities	-	-	-	58,530	288,000	21,600	58,800	-	-

Cash at Beginning of Period	-	-	-	-	-	-	-	-	-
Net Increase (Decrease) In Cash	-	-	-	-	-	-	-	-	-
Cash at End of Period	$-	$-	$-	$-	$-	$-	$-	$-	$-

See Accompanying Notes to the Financial Statements

F-6

STARTENGINE COLLECTIBLES FUND I LLC
STATEMENT OF MEMBER’S EQUITY
FOR THE PERIOD FROM JANUARY 1, 2023 TO
DECEMBER 31, 2024

	Series Wine #2020PAVIE	Series Wine #2020CHBL	Series Wine #2020AUSO	Series Wine #2020ANGE	Series Wine #2020CERT	Series Wine #2016CHAM	Series Sports #JAMESREFRACTOR	Series Wine #2015HBRI	Series Wine #2016BONMA
Balance, January 1, 2023	$22,990	$11,580	$29,310	$15,270	$11,500	$5,160	$146,880	$41,380	$28,970
Member Contributions	-	-	-	-	-			-	-
Accumulated Deficit	-	-	-	-	-		-	-	-
Net Loss	-	-	-	-	-		-	-	-
Balance, December 31, 2023	$22,990	$11,580	$29,310	$15,270	$11,500	$5,160	$146,880	$41,380	$28,970
Member Contributions	-	-	-	-	-			-	-
Accumulated Deficit	-	-	-	-	-		-	-	-
Net Loss	(8,990)	(2,109)	(16,375)	(5,028)	-	(1,402)	(118,780)	(8,295)	(8,498)
Balance, December 31, 2024	$14,000	$9,471	$12,935	$10,242	$11,500	$3,758	$28,100	$33,085	$20,472

	Series Wine #2016MUSIG	Series Wine #2009PETRUS	Series Wine #2010PETRUS	Series Art #WARHOLMARILYN	Series Sports #JORDANROOKIE	Series Wine #2012CRISTAL	Series Wine #2008DOMP	Series Wine #2012DOMP	Series Wine #2006DOMP
Balance, January 1, 2023	$21,230	$59,360	$59,530	$302,400	$432,000	$11,950	$19,040	$14,720	$16,230
Member Contributions	-	-	-	-	-	-	-	-	-
Accumulated Deficit	-	-	-	-	-	-	-	-	-
Net Loss	-	-	-	-	-	-	-	-	-
Balance, December 31, 2023	$21,230	$59,360	$59,530	$302,400	$432,000	$11,950	$19,040	$14,720	$16,230
Member Contributions	-	-	-	-	-	-	-	-	-
Accumulated Deficit	-	-	-	-	-	-	-	-	-
Net Loss	(5,097)	(3,468)	(6,386)	(138,600)	(255,000)	(3,196)	(2,640)	(1,620)	(3,550)
Balance, December 31, 2024	$16,133	$55,892	$53,144	$163,800	$177,000	$8,754	$16,400	$13,100	$12,680

	Series Art #BANKSYLAUGH	Series Watch #ROLEX6265	Series Watch #PEPSI	Series Wine #2005LPIN	Series Comics #BATMAN	Series Wine #CortonCharlemagne2015	Series Wine #BordeauxCollection	Unallocated	Total
Balance, January 1, 2023	$155,400	$84,000	$16,800	$-	$-	$-	$-	$(80,000)	$1,425,700
Member Contributions	-	-	-	58,530	288,000	21,600	58,800	-	426,930
Accumulated Deficit	-	-	-	-	-	-	-	-	-
Net Loss	-	-	-	-	-	-	-	-	-
Balance, December 31, 2023	$155,400	$84,000	$16,800	$58,530	$288,000	$21,600	$58,800	$(80,000)	$1,852,630
Member Contributions	-	-	-	-	-	-	-	-	-
Accumulated Deficit	-	-	-	-	-	-	-	-	-
Net Loss	(88,536)	(30,350)	(1,800)	(7,394)	(111,500)	-	(12,142)	(100,610)	(941,366)
Balance, December 31, 2024	$66,864	$53,650	$15,000	$51,136	$176,500	$21,600	$46,658	$(180,610)	$911,264

F-7

STARTENGINE COLLECTIBLES FUND I LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS

StartEngine Collectibles Fund I LLC was formed on October 14, 2020 (“Inception”) in the State of Delaware. The financial statements of StartEngine Collectibles Fund I LLC, (which may be referred to as the "Company", "we," "us," or "our") are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are in Burbank, California.

The purpose of the Company and, unless otherwise provided in the applicable Series Designation, shall be to (a) promote, conduct or engage in, directly or indirectly, any business, purpose or activity that lawfully may be conducted by a series limited liability company organized pursuant to the Delaware Act, (b) acquire, maintain and sell collectibles and other assets and, to exercise all of the rights and powers conferred upon the Company and each Series with respect to its interests therein, and (c) conduct any and all activities related or incidental to the foregoing purposes.

The Managing Member of the Company, StartEngine Assets, LLC, may, at any time and from time to time cause the Company to establish in writing (each, a “Series Designation”) one or more series as such term is used under Section 18-215 of the Delaware Act (each a “Series”). The Series Designation shall relate solely to the Series established thereby and shall not be construed: (i) to affect the terms and conditions of any other Series, or (ii) to designate, fix or determine the rights, powers, authority, privileges, preferences, duties, responsibilities, liabilities and obligations in respect of Shares associated with any other Series, or the Members associated therewith. The terms and conditions for each Series shall be as set forth in the operating agreement and the Series Designation, as applicable, for the Series.

Management Plans and Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. To date, the Company has incurred net losses and has no working capital. We will rely heavily on financing from both our Administrative Manager and proposed Asset Manager and have not been guaranteed funding from either party to ensure that we can continually meet our obligations. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern within one year after the date that the financial statements are issued.

During the next 12 months, we intend to fund the Company’s operations through revenues from operations, member contributions or advances, and security offerings. There are no assurances that we will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain enough additional capital, it may be required to reduce the scope of planned operations, which could harm the business financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of expenses during the reporting periods. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

The Company records collectibles at cost in accordance with the Company’s policy. These long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, we believe that we purchase these assets in arms-length transactions at fair value and such transactions are evidence of fair market value in the near term. For collectibles, over time, and as trends change and economic factors effect various markets for which we hold assets, the estimation of certain assets that do not trade in a regular market may be difficult to assess for fair value. Certain assets may be subject to market manipulation or overproduction that could affect the underlying value of like or similar items. The quality of authentication bodies may affect future valuation. If there are limited data points to assess fair value, especially for one-of-a-kind collectibles, we may not identify impairments in a timely manner. Many of the collectibles have value that is in the eye of the beholder. Accordingly, there is significant uncertainty to what these assets would be valued at in subsequent arms-length transactions.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3	- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2024. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Investments - Collectibles

The below is a breakdown of the types of collectibles and their value held at cost as of December 31, 2024 and December 31, 2023:

	Period Ended December 31,	Period Ended December 31,
	2024	2023
Wine	$410,960	$507,150
Trading Cards	205,100	578,880
Artwork	230,664	457,800
Comic Books	176,500	288,000
Watches	68,650	100,800

Total collectibles	$1,091,874	$1,932,630

During the fiscal year ended December 31, 2024 the Company identified indicators of impairment related to collectibles assets. In accordance with the provisions of ASC 360-10-35, “Property, Plant, and Equipment – Subsequent Measurement,” the Company evaluated the recoverability of the collectibles by comparing the carrying amount to comparative asset sale prices and listings.

The Company conducted research on listing sites of collectible assets such as trading cards, wine, watches and comic books. The Company compared listing prices of similar assets to the carrying value of the collectible held to determine if the current value was appropriate. Based on this research, the company calculated the carrying value of the collectible assets to be $1.1 million, which is below the carrying value of the investments in collectibles, recorded at $1.9 million.

As a result of this assessment, it was determined that the carrying amount of the asset group was not fully recoverable. The Company then measured the impairment loss as the amount by which the carrying amount exceeded the fair value, consistent with the guidance in ASC 360-10-35-17 through 35-20. Estimated fair value was determined using discounted cash flow model, incorporating Level 3 inputs as defined by ASC 820, Fair Value Measurement.

Accordingly, the Company recognized an impairment loss of $840,756 in 2024, which is included in “Impairment of asset held” in the Consolidated Statements of Operations. The impairment was primarily attributable to primarily a decline in market demand as well as economic uncertainty in the United States surrounding global trade.

It is a reasonable possibility that the Company’s estimate of discounted future cash flows may change in the near term resulting in the need to adjust its determination of fair value. The Company will continue to monitor its long-lived assets for potential future indicators of impairment.

Revenue Recognition

The Company will recognize revenue under the guidance of Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Under ASC 606, the Company 1) identifies the contract with the customer 2) identifies the performance obligations in the contract 3) determines the transaction price, 4) determines if an allocation of that transaction price is required to the performance obligations in the contract, and 5) recognizes revenue when or as the companies satisfies a performance obligation. To date, the Company has not recognized any revenue from intended operations.

Income Taxes

As of December 31, 2024, the Company has elected to be taxed a C Corporation rather than a Limited Liability Company (LLC). Under these provisions, the Company will pay federal corporate income taxes on its taxable income. The Company will pay state franchise taxes. Each of the Series may elect to be taxed as a C corporation and as such will be subject to income tax at the Series level. The Company is subject to U.S. federal, state, and local income tax examinations by tax authorities for all periods since Inception. The Company currently does not have any ongoing tax examination.

Risks and Uncertainties

The Company’s operations are subject to compliance with new laws and regulations. Significant changes to regulations governing the way the Company derives revenues could impact the company negatively. Technological and advancements and updates as well as maintaining compliance standards are required to maintain the Company’s operations.

Concentration of Credit Risk

The Company will maintain its cash with a major financial institution located in the United States of America which it believes to be credit worthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company may maintain balances in excess of the federally insured limits.

Recent Accounting Pronouncements

The Financial Accounting Standards Board issues Accounting Standards Updates (“ASU”) to amend the authoritative literature in Accounting Standards Codification. Management believes that those issued to date are either already included in the Company’s accounting or (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

NOTE 3 – DUE TO RELATED PARTIES

For the Series established in 2021, 2022 and 2023, the Administrative Manager has chosen not to allocate costs to each Series.

In the normal course of business, the Series have and will acquire Underlying Assets from the Manager in exchange for cash or promissory notes, which may or may not be interest bearing.

Because these are related party transactions, no guarantee can be made that the terms of the arrangements are at arm’s length.

The Company’s Administrative Manager intends to establish other companies that intend to raise funds and operate under their intended business plan. Although there are no transactions with related entities other than described above, the Administrative Manager is able to influence the Company’s operations for the benefit of other companies under its control.

2024 and 2023 Fees

During the year ended December 31, 2024, sourcing fees in the amount of $0 were paid to our Manager, as compared to $71,153 during the year ended December 31, 2023.

The following table summarizes sourcing fees paid to StartEngine Assets LLC by series during the year ended December 31, 2023:

Series	Year Ended December 31, 2023
Series Wine #2015HBRI	$9,800
Series Wine #2016CHAM	$3,600
Series Wine #2016BONMA	$9,753
Series Wine #2016MUSIG	$48,000
Totals	$71,153

Economic Dependency

The Company is dependent on its Administrative Manager and proposed Asset Manager to provide certain services that are essential to the Company, including operational decisions, security offerings, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon the Administrative and proposed Asset Manager and their affiliates. In the event that these companies were unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

We are currently not involved with or know of any pending or threatening litigation against the Company or any of its officers.

Note 5 – INCOME TAXES

The Company did not have any taxable income, tax provision, or deferred tax assets or liabilities for the year ended December 31, 2024. Accordingly, no income tax expense or benefit has been recognized in the accompanying financial statements.

The Company has evaluated its tax positions and determined that it has no uncertain tax positions as of December 31, 2024. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits in progress for any tax periods.

NOTE 6 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after December 31, 2024 through May 27, 2025. There have been no events or transactions during this time which would have a material effect on these financial statements.

ITEM 8. EXHIBIT

The documents listed in the Exhibit Index of this Annual Report are incorporated by reference or are filed with this Annual Report, in each case as indicated below.

2.1 Certificate of Formation of StartEngine Collectibles Fund I LLC(1)
2.2 Third Amended and Restated Limited Liability Company Agreement of StartEngine Collectibles Fund I LLC(1)
2.3 Form of Series Designation(1)
2.4 Amended Form of Series Designation(1)
4. Form of Subscription Agreement for Series of StartEngine Collectibles Fund I LLC(1)
6.1 Form of Purchase Agreement(1)
6.2 Form of Intercompany Agreement(1)

(1)	Filed as an exhibit to the StartEngine Collectibles Fund I LLC Regulation A Offering Statement on Form 1-A (Commission File No. 024-11416)

24

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 27, 2025.

STARTENGINE COLLECTIBLES FUND I LLC
By:	StartEngine Assets LLC, its Managing Member

By:	/s/ Johanna Cronin
Johanna Cronin Manager

This Form 1-K has been signed by the following persons, in the capacities, and on the dates indicated.

SIGNATURE		TITLE	DATE

StartEngine Assets LLC

By:	/s/ Johanna Cronin	Principal Executive Officer and Principal Financial and Accounting Officer	May 27, 2025
Name: Johanna Cronin
Title: Manager

25